United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

iPAYMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

iPayment, Inc.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215

Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of iPayment, Inc. to be held at our corporate headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee, on Thursday, June 10, 2004, at 9:00 a.m. (C.T.).

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

     It is important that your shares be represented at the meeting. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

Sincerely,

Gregory S. Daily
Chief Executive Officer and Chairman of the Board

iPayment, Inc.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2004

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iPayment, Inc., a Delaware corporation, will be held at its corporate headquarters at 40 Burton Hills Blvd., Nashville, Tennessee, on Thursday, June 10, 2004, at 9:00 a.m. (C.T.), for the following purposes:

1.	The election of eight directors;

2.	The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record at the close of business on April 22, 2004, will be entitled to vote at the meeting and any adjournment or postponement thereof. If you wish to vote your shares at the meeting, the inspector of elections will be available to record your vote at the meeting site beginning at 8:00 a.m. (C.T.) on the date of the meeting. Voting is expected to close at the commencement of the meeting.

     You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope or follow the alternative voting procedures described on the proxy.

By Order of the Board of Directors

Afshin M. Yazdian
Secretary
May 5, 2004

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

     The Board of Directors of iPayment, Inc. (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee, on Thursday, June 10, 2004, at 9:00 a.m. (C.T.) and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about May 5, 2004.

Record Date, Outstanding Shares and Quorum

     Only holders of record of the Company’s common stock at the close of business on April 22, 2004 (the “Record Date”), will be entitled to vote at the Meeting. On the Record Date, we had 16,547,588 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

     Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the eight nominees with the most votes will be elected. Approval of Proposal No. 2 requires approval by the holders of a majority of the shares of common stock present at the Meeting (either in person or by proxy). Abstentions and broker non-votes will not have an effect on determining the number of shares voted.

Solicitation and Voting of Proxies

     The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 and in favor of Proposal No. 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Most beneficial owners whose stock is held in street name receive voting instructions forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. The method of voting used will not limit a stockholder’s right to attend the Meeting.

Expenses of Solicitation

     The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2003 Annual Report to Stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

     If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications should be addressed to Afshin M. Yazdian, Corporate Secretary, 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

     Our board of directors consists of eight members. Our amended and restated certificate of incorporation provides that our board of directors will be elected to one-year terms. The terms of our eight current directors will expire at the Meeting. All eight current directors have been nominated for reelection through the 2005 Annual Meeting of Stockholders or until a successor is elected and qualified. In the case of a vacancy occurring during the year, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

     A stockholder may (i) vote for the election of any one or more of the nominees, or (ii) withhold authority to vote for one or more of the nominees by so indicating on the Proxy Card. Your shares will be voted as you specify on the enclosed Proxy Card or as you instruct via the alternative voting procedure described on the Proxy Card. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the Director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the Director nominees, your shares will be voted for that other person.

     Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. The effects of unvoted shares, abstentions and “broker non-votes” are discussed under “Information About the Meeting, Voting and Proxies.”

NOMINEES

     The following table sets forth information as to each nominee for election, including their age (as of the Record Date), background and principal occupations:

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Peter Y. Chung Age 36	Mr. Chung is a general partner and member of various entities affiliated with Summit Partners, L.P., a venture capital and private equity firm, where he has been employed since August 1994. Mr. Chung also serves as a director of Sirenza Microdevices, Inc., and several privately held companies.	2002

Gregory S. Daily Age 45	Mr. Daily has served as Chairman of the Company’s board of directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.	2001

John C. Harrison Age 47	Mr. Harrison has been Director of Investments for Harbinger Mezzanine Partners, L.P., a mezzanine investment firm, since February 2000 and, from July 1999 to February 2000, he was involved in the formation of Harbinger Mezzanine partners, L.P. From March 1999 to July 1999, Mr. Harrison was Vice President and Eastern Regional Manager for FINOVA Mezzanine Capital, a mezzanine investment firm. Mr. Harrison was Vice President of Sirrom Capital Corporation from January 1994 until its acquisition by FINOVA Capital Corporation in March 1999.	2001

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
J. Donald McLemore, Jr. Age 47	Mr. McLemore is a partner and Chief Financial Officer of Claritas Capital, LLC, a venture capital firm. Prior to that, Mr. McLemore was a partner and Chief Financial Officer of Massey Burch Capital Corporation (and its predecessor entities), a venture capital firm, since 1987. Mr. McLemore is a licensed CPA in the state of Tennessee.	2003

Jennie Carter Thomas Age 58	Since 1989, Dr. Thomas has served as the Associate Dean and as a professor at Belmont University, College of Business in Nashville, Tennessee, where she teaches Organizational Behavior and Leadership and Ethics, among other courses. Dr. Thomas has also been a management consultant for numerous corporations and organizations.	2003

David T. Vandewater Age 53	Mr. Vandewater has served as President and Chief Executive Officer of Ardent Health Services, LLC, a provider of healthcare services, since January 2001. From August 2000 until January 2001, Mr. Vandewater acted in a consulting capacity for various healthcare companies. From June 1999 to August 2000, Mr. Vandewater served as the President of the international subsidiary of United Surgical Partners International, Inc., an owner and operator of short-stay surgical facilities, developing and expanding its surgical hospital operations. Mr. Vandewater was a private investor from August 1997 until June 1999.	2002

Clay M. Whitson Age 46	Mr. Whitson has served as the Company’s Chief Financial Officer and Treasurer since October 2002. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.	2002

David M. Wilds Age 63	Mr. Wilds has served as a managing partner of First Avenue Partners, L.P., a private equity partnership, since May 1998. From January 1995 to March 1998, Mr. Wilds served as President of Nelson Capital Partners III, L.P., a merchant banking company. Mr. Wilds currently serves on the boards of directors of Dollar General Corporation, Internet Pictures Corporation and Symbion, Inc.	2001

The Board of Directors Unanimously Recommends that you vote to re-elect MR. CHUNG, MR. DAILY, MR. HARRISON, MR. McLEMORE, DR. THOMAS, MR. VANDEWATER, MR. WHITSON and MR. WILDS as directors for a one-year term.

Proposal 2

RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee recommends to the stockholders the ratification of the selection of Ernst & Young LLP (“Ernst & Young”), independent auditors, to audit the accounts of the Company and its subsidiaries for 2004. Ernst & Young has served as the independent auditors for the Company since 2001. Historically, Ernst & Young has followed a policy of rotating the partner in charge of the Company’s audit every seven years. Consistent with the recently adopted regulations pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated every five years beginning with the 2005 audit year.

     A representative of Ernst & Young will be present at the Meeting, may make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Summary of Auditor’s Fees for 2003

     The following table sets forth the aggregate fees billed to iPayment, Inc. for the years ended December 31, 2003 and 2002, by Ernst & Young:

	2003		2002
Audit Fees	$506,000	(a)	$2,632,000	(b)
Audit Related Fees	—		1,381,000	(c)
Tax Fees	—		75,000	(d)
All Other Fees	—		—

	$506,000		$4,088,000

(a)	Comprised of fees for the fiscal 2003 audit, certain acquisitions, and other SEC reporting.

(b)	Comprised of fees for fiscal 2000, 2001 and 2002 audits and services in connection with the registration statement for the Company’s initial public offering.

(c)	Comprised of fees associated with multiple-year audits of subsidiaries in connection with the Company’s initial public offering.

(d)	Comprised of fees for tax planning and advice.

     The Audit Committee has determined that rendering of all non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence from the Company. The Audit Committee pre-approved all audit services and non-audit services provided by the independent auditor in 2003.

     In the event the stockholders fail to ratify the appointment of Ernst & Young, the Audit Committee of the Board of Directors will consider the possible selection of other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders.

The Board of Directors Unanimously Recommends that you vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is included as Exhibit A to this Proxy Statement.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company the audited financial statements of the Company and its subsidiaries set forth in the Company’s 2003 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Audit Committee also discussed with Ernst & Young, LLP (“Ernst & Young”), independent auditors for the Company, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Statement on Auditing Standards No. 61 includes, among other items, matters relating to the conduct of an audit of the Company’s financial statements under generally accepted auditing standards.

     The Audit Committee has received the written communication from Ernst & Young required by Independence Standards Board Standard No. 1, has considered the compatibility of nonaudit services with the auditors’ independence, and has discussed with Ernst & Young their independence from the Company.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
J. Donald McLemore, Jr. (Chairperson)
Jennie Carter Thomas
John C. Harrison

SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following tables sets forth, as of March 31, 2004, the beneficial ownership of the Company’s common stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Each person has sole voting and investment power of the shares, except as noted.

	Amount and Nature of
Name	Beneficial Ownership (1)		% of Class
Peter Y. Chung	671,539	(2)	3.9%
Gregory S. Daily	1,967,739	(3)	11.9
Carl A. Grimstad	1,256,204		7.6
John C. Harrison	476,662	(4)	2.9
J. Donald McLemore, Jr.	4,627		*
Jennie Carter Thomas	4,627		*
Robert S. Torino	291,324	(5)	1.8
David T. Vandewater	71,719	(6)	*
Clay M. Whitson	278,699	(7)	1.7
David M. Wilds	1,284,085	(8)	7.8
Afshin M. Yazdian	109,042	(5)	*
All directors and executive officers as a group (11 persons)	6,416,267	(9)	36.6

*	Indicates less than 1.0%.

(1)	The number of shares reported includes shares covered by options that are exercisable within 60 days of March 31, 2004, as` follows: Mr. Chung, 13,881; Mr. Grimstad, 12,500; Mr. Harrison, 4,627; Mr. McLemore, 4,627; Dr. Thomas, 4,627; Mr. Torino, 5,000; Mr. Vandewater, 6,941; Mr. Whitson, 163,810; Mr. Wilds, 13,881; Mr. Yazdian, 95,042; all directors and executive officers as a group; 324,936.

(2)	Includes 657,658 shares issuable on conversion of subordinated promissory notes held by investment funds owned by Summit Partners, L.P. Mr. Chung is a general partner of Summit. Mr. Chung disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(3)	Includes 47,445 shares held by the Daily Family Foundation and 1,920,294 shares held by Mr. Daily.

(4)	Includes 472,035 shares held by Harbinger Mezzanine Partners, L.P. Mr. Harrison is the Director of Investments of Harbinger Mezzanine Partners, L.P. and owns an interest in Harbinger Mezzanine GP, LLC, the general partner of Harbinger Mezzanine Partners, L.P. Mr. Harrison disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Harbinger Mezzanine Partners, L.P.

(5)	Includes 10,000 shares of restricted stock which must be forfeited back to the Company if Mr. Torino or Mr. Yazdian ceases to be employed by the Company prior to January 14, 2006.

(6)	Includes 19,433 shares held by the David T. Vandewater Foundation, 4,049 shares held by the David T. Vandewater Roth IRA and 41,296 shares held by Mr. Vandewater.

(7)	Includes 32,389 shares held by the Clay M. Whitson Grantor Retained Annuity Trust. Also includes 82,500 shares held by Mr. Whitson himself, 20,000 of which are restricted and must be forfeited back to the Company if Mr. Whitson ceases to be employed by the Company prior to January 14, 2006.

(8)	Includes 1,192,470 shares held by First Avenue Partners, L.P., a private equity partnership of which Mr. Wilds serves as managing director. Also includes 29,150 shares held by iPayment Lenders and 48,584 shares held by Sails Investors, both of which are affiliates of Mr. Wilds. Mr. Wilds disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the named entities.

(9)	Includes 40,000 shares of restricted stock as noted in (5) and (7), above.

PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth, based on the number of shares outstanding as of March 31, 2004, the percentage of ownership of the Company’s common stock by the persons believed by the Company to own beneficially more than 5% of the common stock based solely upon filings with the Securities and Exchange Commission.

	Amount and Nature of
Name and Address	Beneficial Ownership		% of Class
First Avenue Partners, LP 30 Burton Hills Blvd, Suite 550 Nashville, Tennessee 37215	1,192,470	(1)	7.2%
Arbor Capital Management, LLC One Financial Plaza Minneapolis, MN 55402	825,800	(2)	5.0%

(1)	First Avenue Partners, LP reported that it has sole power to vote and dispose of all shares.

(2)	Arbor Capital Management LLC (“Arbor”) is an investment advisor and has been granted discretionary dispositive power over its clients’ securities and in some instances has voting power over such securities. Arbor reported sole power to vote 677,719 shares and sole power to dispose of 825,800 shares. It did not share power to vote or to dispose of any shares. Mr. Leggott reported beneficial ownership of the same securities beneficially owned by Arbor as a result of his position with and stock ownership of Arbor.

GOVERNANCE OF THE COMPANY

     Our Board of Directors takes corporate governance very seriously and is committed to sound corporate governance practices. Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of iPayment. In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors is to consist of not less than three nor more than nine Directors. During 2003, the Board of Directors met seven times (not including Committee meetings) and took numerous actions by unanimous written consent. Each of the Directors attended at least 75% percent of the aggregate number of meetings of the Board and Board committees on which they served during 2003.

CODE OF BUSINESS CONDUCT AND ETHICS

     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all directors, consultants and employees, including the Chief Executive Officer and the Chief Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. A copy of the Code of Ethics is available on the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance”. The information on the Company’s website is not incorporated by reference in this Proxy Statement. The Company will disclose amendments to provisions of the Code of Ethics by posting such amendments on its website. In addition, any such amendments, as well as any waivers of the Code of Ethics for directors or executive officers will be disclosed in a report on Form 8-K.

INDEPENDENCE OF DIRECTORS

     The Board of Directors has determined that six of its eight members are independent directors. A director is independent if he or she has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and otherwise satisfies the independence requirements of the Nasdaq Stock Market. The Board has reviewed the independence of the current non-management directors under these standards and found Mr. Chung, Mr. Harrison, Mr. McLemore, Dr. Thomas, Mr. Vandewater, and Mr. Wilds to be independent.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them care of Afshin Yazdian, Corporate Secretary, 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has designated an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating committee. The members of each committee are appointed by the Board of Directors and serve one-year terms.

Audit Committee

     The Audit Committee consists of Mr. McLemore (Chairperson), Dr. Thomas and Mr. Harrison, each of whom the Board of Directors has determined is independent under the rules of the Nasdaq Stock Market. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Company believes that Mr. McLemore meets the requirements for a financial expert under the Sarbanes-Oxley Act of 2002 and as defined by Item 401(h) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee is governed by a written charter which is included as Exhibit A to this proxy statement. The Audit Committee is charged with the following responsibilities:

•	the engagement, oversight and compensation of the Company’s independent auditors;

•	reviewing the plan, scope and results of the annual audit to be conducted by the Company’s independent auditors;

•	pre-approving all audit and non-audit services provided to the Company by its independent auditors;

•	meeting periodically with the Company’s independent auditors and the Chief Financial Officer to review matters relating to the Company’s consolidated financial statements, accounting principles and system of internal accounting controls; and

•	reporting its recommendations as to the approval of the Company’s consolidated financial statements to the Board of Directors.

     During 2003, the Audit Committee met five times.

Compensation Committee

     Our Compensation Committee consists of Dr. Thomas (Chairperson), Mr. McLemore and Mr. Vandewater, each of whom the Board of Directors has determined is independent under the rules of the Nasdaq Stock Market. The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our executive officers. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors and officers, and administrates the Company’s stock incentive plans. During 2003, the Compensation Committee met four times. No interlocking relationship exists between our Compensation Committee and the Compensation Committee of any other company.

Corporate Governance and Nominating Committee

     Our corporate governance and nominating committee consists of Mr. Harrison (Chairperson), Mr. Vandewater and Mr. Wilds, each of whom the Board of Directors has determined is independent under the rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee identifies, evaluates and recommends potential board and committee members. The committee also establishes and reviews board and committee governance and practices. The corporate governance and nominating committee is also responsible for identifying and recommending candidates to fill vacancies on the Board of Directors, as well as the slate of nominees for election as directors by stockholders. The Corporate Governance and Nominating Committee is governed by a written charter, a copy of which is available on the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance”.

DIRECTOR NOMINATION PROCESS

     Directors may be nominated by the Board of Directors or by stockholders in accordance with our Amended and Restated Bylaws. As a matter of course, the Corporate Governance and Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Corporate Governance and Nominating Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or other related industries and such other factors as the Corporate Governance and Nominating Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Corporate Governance and Nominating Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors. The Company does not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. Stockholder recommendations may be submitted to the Secretary of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, and such recommendations will be forwarded to the Corporate Governance and Nominating Committee. Such nominations must be made in accordance with the provisions of the Company’s Amended and Restated Bylaws, including the requirement that they are received by the Secretary of the Company not less than one hundred fifty (150) days prior to any meeting of stockholders called for the election of directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its affiliates are paid an annual retainer of $20,000. Management directors receive no additional compensation for serving on the Board or any committees. In addition, non-employee directors are paid $1,000 for each committee meeting they attend. Non-employee directors also receive annual grants of non-qualified options pursuant to the Non-Employee Directors Stock Option Plan. Each non-employee director receives options for 4,627 shares of common stock upon commencing services as a director and options for 4,627 shares of common stock on the date of each annual stockholders’ meeting thereafter. Directors are reimbursed for their actual expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging. Board members are expected to attend the Annual Meeting except where the failure to attend is due to unavoidable circumstances.

EXECUTIVE COMPENSATION

     The Compensation Committee has overall responsibility for executive officer compensation and other compensation and benefit programs.

EXECUTIVE OFFICERS

     Certain information concerning the Company’s executive officers is set forth below:

     Gregory S. Daily, age 45, has served as Chairman of the Company’s board of directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.

     Carl A. Grimstad, age 36, has served as our President since April 2001 and served as our Chief Executive Officer until February 2001. From January 2000 until March 2001, Mr. Grimstad held various executive positions with iPayment Technologies and from March 2000 until April 2001, also served as the Vice-Chairman of iPayment Technologies. Mr. Grimstad has served as the Vice President and Secretary of Caymas, LLC since January 2001. Since 1995, Mr. Grimstad served as managing partner of GS Capital, LLC, a private investment firm.

     Clay M. Whitson, age 46, has served as the Company’s Chief Financial Officer and Treasurer since October 2002. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.

     Afshin M. Yazdian, age 31, has served as our Executive Vice President and General Counsel since February 2001. He has served as our Secretary since August 2002 and served as our Assistant Secretary from February 2001 to August 2002. Mr. Yazdian served from March 2000 to January 2001 as General Counsel and Vice President of Mergers and Acquisitions for eConception, a technology venture fund. From August 1997 to March 2000, Mr. Yazdian practiced in the corporate and mergers and acquisitions groups at the law firm of Waller Lansden Dortch & Davis, PLLC.

     Robert S. Torino, age 50, has served as our Executive Vice President since January 2001 and as our Assistant Secretary since August 2002. From January 2001 to September 2002, he served as our Chief Financial Officer. Mr. Torino served as Chief Financial Officer of iPayment Technologies, Inc. from April 2000 to December 2000, and as Executive Vice President and Chief Operating Officer of iPayment Technologies, Inc. from July 2000 to December 2000. From October 1999 to April 2000, Mr. Torino served as Chief Executive Officer of M80 Technologies, Inc., a start-up software development company. Mr. Torino served as President and Chief Executive Officer of TRUE Software Inc., a software development company, from April 1995 until its acquisition by McCabe & Associates in October 1999. In November 1999, TRUE Software, Inc. filed a petition under Chapter 11 of the United States Bankruptcy Code. A final declaration was issued in July 2002.

SUMMARY COMPENSATION TABLE

     The following table shows the cash and other compensation paid or earned and certain long-term awards made to our Chief Executive Officer and each of our four most highly compensated executive officers (the “Named Executives”) for all services to the Company in all capacities for 2003, 2002 and 2001.

		Annual Compensation			Long-Term
					Compensation
				Other Annual	Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Underlying Options	Compensation
Gregory S. Daily	2003	$12,000	$—	$—	—	$200	(3)
Chairman of the Board and	2002	12,000	—	—	—	—
Chief Executive Officer	2001	9,000	—	—	—	—

Carl A. Grimstad (1)	2003	$200,000	$—	$—	50,000	—
President	2002	195,000	100,000	—	—	—
	2001	235,197	50,000	—	—	—

Clay M. Whitson (2)	2003	$276,000	$—	$—	100,000	$7,935	(3)
Chief Financial Officer	2002	69,000	—	—	138,810	—
	2001	—	—	—	—	—

Afshin M. Yazdian	2003	$105,000	$—	$—	7,500	$4,650	(3)
Executive Vice President,	2002	102,500	50,000	—	32,389	2,138	(3)
General Counsel and Secretary	2001	72,432	50,000	—	64,778	1,313	(3)

Robert S. Torino	2003	$180,000	$—	$—	20,000	—
Executive Vice President and	2002	180,000	90,000	—	—	—
Assistant Secretary	2001	180,000	10,000	9,000 (4)	—	—

(1)	Prior to Mr. Daily joining the Company in February 2001, Mr. Grimstad served as Chief Executive Officer.

(2)	Mr. Whitson joined the Company in October 2002.

(3)	Represents Company’s matching of executive’s 401k plan contributions.

(4)	Mr. Torino received $750 per month as a car allowance.

OPTION GRANTS IN 2003

     The following table sets forth information regarding stock options granted during 2003 under the Company’s Stock Incentive Plan to each Named Executive. The potential realizable value is calculated assuming the fair market value of the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of appreciation compounded annually from the dates the respective options were granted to their expiration date based on a public offering price of $16.00, minus the applicable per share exercise price. Annual rates of stock price appreciation of 5% and 10% from the initial public offering price is assumed pursuant to the rules of the Securities and Exchange Commission. The actual stock price will appreciate over the term of the options at the assumed 5% and 10% levels or any other defined level. Actual gains, if any, on exercised stock options will depend on the future performance of our common stock.

					Potentially Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percent of Total			Stock Price Appreciation
	Securities	Options Granted to			for Option Term
	Underlying Options	Employees in 2003	Exercise Price
Name and Principal Position	Granted	(1)	(per share)	Expiration Date	5%	10%
Gregory S. Daily Chairman of the Board and Chief Executive Officer	—	—	—	—	$—	$—
Carl A. Grimstad President	50,000	5.6%	$16.00	5/12/2013	$503,116	$1,274,994
Clay M. Whitson Chief Financial Officer	100,000	11.2%	$16.00	5/12/2013	$1,006,231	$2,549,988
Afshin M. Yazdian Executive Vice President, General Counsel and Secretary	7,500	0.8%	$16.00	5/12/2013	$75,467	$191,249
Robert S. Torino Executive Vice President and Assistant Secretary	20,000	2.2%	$16.00	5/12/2013	$201,246	$509,998

(1)	During 2003, the Company granted options to employees and others to purchase a total of 891,063 shares of common stock. Stock options are granted at 100% of fair market value on the date of grant and have 10-year terms. Stock options granted during 2003 vest at the rate of 25% per year on each anniversary of the grant date.

AGGREGATED OPTION EXERCISES IN 2003 AND
YEAR-END 2003 OPTION VALUES

     The following table contains information concerning stock options to purchase common stock held as of December 31, 2003, by each Named Executive. These options were granted under the Company’s Stock Incentive Plan. The values set forth below have been calculated based on the closing price of our common stock as traded on the Nasdaq Stock Market as of December 31, 2003, which was $33.89, less the per share exercise price, multiplied by the number of shares underlying the options.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the
			Options		Money Options at Fiscal
			at Fiscal Year-End		Year-End
	Shares Acquired	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name and Principal Position	on Exercise (#)	Realized ($)	(#)	(#)	($)	($)
Gregory S. Daily Chairman of the Board and Chief Executive Officer	—	$—	—	—	$—	$—
Carl A. Grimstad President	—	$—	—	50,000	$—	$894,500
Clay M. Whitson Chief Financial Officer	—	$—	138,810	100,000	$3,954,271	$1,789,000
Afshin M. Yazdian Executive Vice President, General Counsel and Secretary	2,000	$57,151	95,167	7,500	$3,030,939	$134,175
Robert S. Torino Executive Vice President and Assistant Secretary	—	$—	—	20,000	$—	$347,800

EXECUTIVE COMPENSATION REPORT
BY THE COMPENSATION COMMITTEE

     The compensation of the Company’s executive officers is subject to annual review and approval by the Compensation Committee. Compensation of executives generally consists of base salary, cash bonuses, participation in various benefit plans on the same basis as other employees of the Company, and the award of stock options and other stock-based compensation. In establishing compensation policies and levels, the Compensation Committee seeks to attract, motivate and retain an outstanding group of executives by providing compensation that is competitive with that at other companies in the Company’s peer group, which may not be identical to the Peer Index included in the Performance Graph on page 15 of this proxy statement and to align the interests of those executives with the Company’s overall business strategies and goals.

     Base Salary. Base salaries for the Company’s executive officers are determined, in part, through comparisons with peer companies with which the Company competes for personnel and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of the Company. The Committee reviews each executive’s salary on an annual basis and may increase such salaries based on (i) the individual’s contribution to the Company compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year and (iii) any increase in median pay levels at peer companies.

     Annual Bonuses. The Committee generally intends to award annual bonuses in order to motivate and reward each of the Company’s executive officers to attainment of the Company’s annual financial goals, achievement of financial performance and operating objectives, and the individual performance of each executive officer. Annual bonuses typically reflect competitive industry practice and certain performance metrics. All bonuses for executive officers are reviewed and approved by the Compensation Committee.

     Stock-based Compensation. The Company believes that stock-based compensation is a key component to the compensation of its executive officers. Stock-based compensation provides a substantial incentive to these executive officers by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive officers. The Company has historically rewarded its executives through the grant of stock options and restricted stock.

     The Committee employs no particular set of mechanical criteria in awarding stock-based compensation. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company’s industry; and (vi) that level of combination of cash compensation and stock-based compensation that would be required from a competitive point of view to retain the services of a valued executive officer. In May 2003, the Committee granted the following stock options to executive officers: 100,000 shares to Mr. Whitson, 50,000 shares to Mr. Grimstad, 20,000 shares to Mr. Torino, and 7,500 shares to Mr. Yazdian at an exercise price of $16.00 per share. These stock options vest ratably over four years beginning with the first anniversary date of the grant.

     Chief Executive Officer Compensation. Mr. Daily is a substantial stockholder and he elected to draw a modest annual salary of $12,000 during 2003. In reaching this arrangement, the Compensation Committee recognized that Mr. Daily’s equity position served as sufficient incentive to align his interests with the long-term performance of the Company. Commencing in 2004, the Compensation Committee has approved an increase in Mr. Daily’s base salary to $300,000 based on the criteria described above in the section captioned “Base Salary” and may approve other changes in Mr. Daily’s compensation during 2004 in a manner consistent with the factors discussed above for other executive officers.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

COMPENSATION COMMITTEE
Jennie Carter Thomas (Chairperson)
J. Donald McLemore, Jr.
David T. Vandewater

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Gregory Daily

     In February 2001, we entered into an employment agreement with Gregory S. Daily, our Chairman of the Board and Chief Executive Officer. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement with us, Mr. Daily purchased 156,161 shares of our common stock in April 2001 at a price of $0.02 per share. Mr. Daily will also receive those employee benefits generally provided to our executive employees.

Carl Grimstad

     In February 2001, we entered into an employment agreement with Carl A. Grimstad, our President. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement, Mr. Grimstad purchased 147,601 shares of our common stock in April 2001 at a price of $0.02 per share. Mr. Grimstad will also receive those employee benefits generally provided to our executive employees.

     We may terminate each of Mr. Daily’s and Mr. Grimstad’s employment agreement for cause. However, if we terminate either Mr. Daily or Mr. Grimstad without cause, we must pay such employee an amount equal to his base salary for the remainder of the term of the contract.

Clay Whitson

     In June 2002, we entered into an employment agreement with Clay M. Whitson, our Chief Financial Officer and Treasurer. The employment agreement was originally for one year with successive one-month terms beginning each month after September 3, 2003. Under the agreement, Mr. Whitson is entitled to an annual base salary of $276,000, to be reviewed annually by the Compensation Committee, plus a bonus of (a) up to 50% of his base salary for achieving performance criteria established by the board of directors or (b) a pro rata portion of such bonus which is greater or less than the amount in clause (a) based on Mr. Whitson’s performance, our business and financial condition and the operating results achieved. If a change of control (as defined therein) occurs and Mr. Whitson’s employment agreement is not terminated, Mr. Whitson’s bonus must be at least the highest bonus determined by the board of directors (whether or not paid to him prior to change of control) during any of the three fiscal years preceding such change of control. Mr. Whitson will also receive those employee benefits generally provided to our executive employees.

     We may also terminate Mr. Whitson’s employment agreement without cause. If Mr. Whitson is terminated without cause prior to a change of control, he will be entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. Mr. Whitson may terminate the employment agreement without cause, whereby he will be entitled to a pro-rata amount of his base salary and bonus for the portion of the term of his employment agreement completed on the date of termination. Mr. Whitson may also terminate the employment agreement for cause following a change in control.

RETIREMENT PLAN

     Mr. Daily, Mr. Whitson and Mr. Yazdian participate in the Company’s defined contribution plans. The Company’s contributions to its defined contribution plans on behalf of the Named Executives are shown in the “All Other Compensation” column of the Summary Compensation Table.

STOCK INCENTIVE PLANS

     Our Stock Incentive Plan was adopted by our Board of Directors in May 2001. In August 2002 and April 2003, this plan was amended and restated by our Board of Directors. Our Non-Employee Directors Stock Option Plan was adopted by our Board of Directors in April 2002. As of December 31, 2003, we have authorized 1,966,475 shares of common stock for issuance under these plans, subject to automatic increases set forth below. This share reserve includes the shares subject to outstanding options under the plan. No participant in our amended and restated plans may be granted stock options and direct stock issuances for more than 462,700 shares of common stock per calendar year. We currently maintain the following compensation plans under which 1,966,475 shares of common stock are authorized for issuance. Each of these plans has been approved by our stockholders. The following table is a summary of the shares reserved for issuance as of December 31, 2003, pursuant to outstanding options, warrants and rights granted under iPayment’s equity compensation plans.

	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted-average exercise	available for future issuance under
	outstanding options,	price of outstanding options,	equity compensation plans (excluding
Plan Category	warrants and rights	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
Stock Incentive Plan (1)	1,528,368	$12.91	240,205
Non-Employee Directors Stock Option Plan	83,286	$16.00	263,739
Equity compensation plans not approved by security holders	—	$—	—

Total	1,611,654	$13.07	503,944

(1)	The Stock Incentive Plan provides that the number of shares under the plan is automatically increased on January 1 of each year by the lesser of (a) an additional number of shares that, when added to the then maximum number of shares of common stock that may be issued pursuant to the plan, is equal to 12.5% of the total number of shares outstanding on the last trading day in December of the immediately preceding calendar year, (b) a number determined by the Board of Directors, and (c) 3,470,250 shares. For the purpose of (a), the number of shares outstanding is calculated by dividing by 0.875 the total number of shares of common stock outstanding, plus all securities or debt convertible into shares of common stock. This amount is multiplied by 12.5% and the total unissued and outstanding shares reserved under the Non-Employee Directors Stock Option Plan is subtracted from the result. As of January 1, 2004, this provision resulted in an increase of 355,326 shares available for issuance under the Stock Incentive Plan.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total stockholder return on Common Stock of the Company since its initial public offering on May 12, 2003, with the cumulative total return over the same period of (i) the S&P 500 Index, and (ii) the Nasdaq Computer and Data Processing Services Index.

     Pursuant to rules of the Securities and Exchange Commission, the comparison assumes $100 was invested on May 12, 2003, in the Company’s common stock and in each of the indices and assumes reinvestment of dividends, if any. Also pursuant to the rules of the Securities and Exchange Commission, the returns of each of the companies in the peer group are weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated. Historic stock price is not indicative of future stock price performance.

CERTAIN TRANSACTIONS

     In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm’s-length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved. The Board of Directors does not consider that these transaction interfere with the exercise of independent judgment in carrying out the responsibilities of a director under the rules of the Nasdaq Stock Market.

     Notes Payable. At various times in 2001 and 2002, we executed subordinated promissory notes to certain of our directors and officers or to their related parties in the aggregate amount of $17.4 million. In connection with these notes, we issued warrants to purchase 563,569 shares of our Common Stock at an exercise price of $0.02 per share. These notes were repaid in 2003, with the exception of one note payable to Mr. Daily, and all warrants were exercised in 2003. In January 2004, we repaid the entire remaining balance of $4.5 million to Mr. Daily in full payment of the note.

     Harbinger. Mr. Harrison serves as Director of Investments for Harbinger Mezzanine Partners, L.P. In April 2001, we executed a promissory note to Harbinger for $4.0 million. In connection with this loan, we issued warrants for 375,250 shares of our Common Stock at an exercise price of $0.02 per share. This note was repaid and all warrants were exercised in 2003.

     First Avenue Partners. Mr. Wilds serves as Managing Partner for First Avenue Partners, L.P. In April 2001, First Avenue exchanged 558,958 shares of iPayment Technologies common stock for 1,308,035 shares of iPayment, Inc. Series A Preferred Stock. At that time, First Avenue also purchased 1,369,165 shares of iPayment, Inc. Series A Preferred Stock at a price of $4.34 per share for a total of $2,750,000. The Series A Preferred Stock was converted into Common Stock upon our initial public offering in May 2003.

     Summit. Mr. Chung is a general partner of Summit Partners, L.P. In March 2002, we executed convertible subordinated promissory notes to entities affiliated with Summit in an aggregate amount of $14.9 million (and together with unaffiliated parties an aggregate of $15.0 million) for the acquisition of one of our subsidiaries (E-Commerce Exchange). These notes bear interest at 4.52% and mature on March 19, 2008. The notes and a portion of the accrued interest thereon are convertible, at the option of the holders, into shares of our Common Stock at a price of $23.16 per share. At December 31, 2003, $15.6 million (including $0.6 million of accrued interest) was outstanding, which was convertible into 662,079 shares of our Common Stock.

     Hardsworth. Mr. Daily owns Hardsworth, LLC, an investment company. We reimbursed Hardsworth approximately $201,000 in 2003 for use of an executive jet for corporate purposes. Hardsworth owns a 50 percent interest in the jet. Mr. Vandewater also owns a 25 percent interest in the jet.

     Century II Staffing. Mr. Daily owns a 34 percent interest in Century II Staffing, Inc., a professional employer organization. From January 2001 through June 2003, Century II provided human resources and benefits administration services to us. We paid approximately $88,000 to Century II in 2003 for these services. Effective July 1, 2003, we transferred our human resource and benefits administration services to a different provider.

MISCELLANEOUS

Voting on Other Matters

     Management is not aware of any other business to be transacted at the Meeting. The Company’s Amended and Restated Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Meeting. If any stockholder proposals or other business to be transacted properly come before the Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

     Any stockholder who intends to present a proposal at the annual meeting in the year 2005 must deliver the proposal to the Corporate Secretary at 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215:

•	not later than January 3, 2005, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	not later than 150 days prior to the 2005 Annual Meeting, if the proposal is submitted pursuant to the Company’s Amended and Restated Bylaws, in which case we are not required to include the proposal in our proxy materials.

     The Company is not required to include in its proxy statement and form of proxy a stockholder proposal which fails to meet the requirements for stockholders set forth in its Amended and Restated Bylaws and/or established by the regulations of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock (“Section 16 Persons”) to file reports of ownership and changes in ownership in the Company’s Common Stock with the SEC and the Nasdaq Stock Market. Based on the Company’s records and other information the Company believes that all Section 16(a) filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended December 31, 2003.

* * *

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

Exhibit A

CHARTER OF THE AUDIT COMMITTEE
OF
THE BOARD OF DIRECTORS
OF
IPAYMENT, INC.

Organization

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors to any proposed changes. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom shall qualify as an “independent director” under the Nasdaq Stock Market listing requirements (the “Nasdaq rules”) and each of whom shall be able to read and understand fundamental financial statements, including a company’s balances sheet, income statement and cash-flow statement. One member of the Committee shall have past employment experience in finance or accounting, requisite personal certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a CEO, CFO or other senior officer with financial oversight responsibilities, as determined in accordance with the Nasdaq rules by the board of directors in its business judgment. Such member shall also be a “financial expert,” as determined by the Board of Directors in its business judgment, in accordance with applicable law and the rules of the Securities and Exchange Commission (the “SEC”).

Statement of Policy

     The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

     The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. It is not the duty of the audit committee to conduct investigations, or to assure compliance with laws and regulations and the Company’s Code of Conduct, to be established by the Company.

     The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s stockholders. The committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace of the independent auditors. The committee shall obtain and review with the independent auditors a written statement as required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, discuss with the independent auditors any disclosed relationships or services that may impact their objectivity and independence, and recommend any appropriate actions to be taken. The committee shall approve in advance all auditing and non-audit services and related fees and terms, and shall consider the compatibility of nonaudit services with the auditors’ independence. Annually, the

A-1

committee shall review and recommend to the Board the selection of the Company’s independent auditors.

     The committee shall discuss with the independent auditors the overall scope and plans for their audit, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs, including the Company’s Code of Conduct. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and will provide sufficient opportunity for the independent auditors to meet privately with the members of the committee. Such discussion shall include a review of (a) the critical accounting policies and practices reflected in the quarterly results, (b) all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of alternative treatments, and the treatment preferred by the independent auditors, and (c) other written communications between management and the independent auditors, such as any management letter or schedule of unadjusted differences.

     The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

     The committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     The committee shall approve related-party transactions pursuant to the requirements of the Nasdaq Stock Market.

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VOTE BY MAIL

•	Mark, sign and date your proxy card, and return it in the postage-paid envelope we’ve provided or return it to iPayment, Inc., c/o Wachovia Bank, N.A., P.O. Box 217950, Charlotte, NC 28254-3555.

- - - - - - Please detach here - - - - - -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Peter Y. Chung	☐	Vote FOR	☐	Vote WITHHELD
		02 Gregory S. Daily		all nominees		from all nominees
		03 John C. Harrison		(except as marked)
04 J. Donald McLemore, Jr.
05 Jennie Carter Thomas
06 David T. Vandewater
07 Clay M. Whitson
08 David M. Wilds

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 2004.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

IPAYMENT, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 10, 2004

iPAYMENT, INC. (IPMT)

This Proxy is solicited by the Board of Directors of iPayment, Inc. (IPMT) use at the Annual Meeting on June 10, 2004.

By signing this proxy, you revoke all prior proxies and appoint Mr. Daily and Mr. Yazdian, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of iPayment, Inc. you held in your account on April 22, 2004, at the Annual Meeting of Stockholders of iPayment, Inc., and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. In their discretion, Mr. Daily and Mr. Yazdian are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

See reverse for voting instructions.

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